                                                 -------------------------------
                                                       OMB APPROVAL
                    UNITED STATES                OMB NUMBER     3235-0145
            SECURITIES AND EXCHANGE COMMISSION   EXPIRES:  OCTOBER 31, 1994
                   WASHINGTON, D.C. 20549        ESTIMATED AVERAGE BURDEN
                                                 HOURS PER RESPONSE . . . 14.90
                                                 -------------------------------


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )*

                               Reading and Bates
- --------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   755281805
                   ----------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               PAGE 1 OF 4 PAGES
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- ----------------------                                     ---------------------
 CUSIP NO. 755281805                  13G                    PAGE 2 OF 4 PAGES
- ----------------------                                     ---------------------
- --------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John Hancock Mutual Life Insurance Company
         I.R.S. No. 04-1414660
- --------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [_]
                                                                 (b) [_]

- --------------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Commonwealth of Massachusetts

- --------------------------------------------------------------------------------
                 5       SOLE VOTING POWER
 Number of
  Shares                 3,097,924

              ------------------------------------------------------------------
Beneficially     6       SHARED VOTING POWER
 Owned by
  Each                   -0-

              ------------------------------------------------------------------
Reporting        7       SOLE DISPOSITIVE POWER
 Person
  With                   3,097,924

              ------------------------------------------------------------------
                 8       SHARED DISPOSITIVE POWER

                         -0-

- --------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,097,924

- --------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         N/A

- --------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.2%

- --------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IC,BD,IA,HC

- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 4 PAGES
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The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer of general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                   FEDERAL CRIMINAL VIOLATIONS
                             (SEE 18 U.S.C. 1001)



Item 1(a)  Name of Issuer:
           --------------
           Reading and Bates

Item 1(b)  Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
           901 Threadneedle, Suite 200
           Houston, TX  77079

Item 2(a)  Name of Person Filing:
           ---------------------
           This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"),

Item 2(b)  Address of the Principal Office:
           -------------------------------
           The principal business office of JHMLICO is located at John Hancock Place, P.O. Box 111, Boston, Massachusetts 02117.

Item 2(c)  Citizenship:
           -----------
           JHMLICO is organized and exists under the laws of the Commonwealth of Massachusetts.

Item 2(d)  Title of Class of Securities:
           -----------------------------
           Common Stock


Item 2(e)  CUSIP Number:
           ------------
           755281805

Item 3     If the Statement is being filed pursuant to Rule 13d-1(b), check
           ----------------------------------------------------------------
           whether the person filing is a:
           ------------------------------

           JHMLICO: (a) (X) Broker or Dealer registered under (S)15 of the Act

                    (c) (X) Insurance Company as defined in (S)3(a)(19) of the
                            Act.

                    (e) (X) Investment Adviser registered under (S)203 of the
                            Investment Advisers Act of 1940.

                    (g) (X) Parent Holding Company, in accordance with
                            (S)240.13d-1(b)(ii)(G).


Item 4     Ownership:
           ---------

           (a)  Amount Beneficially Owned:
                -------------------------
                JHMLICO has direct beneficial ownership of 3,097,924 shares of Common Stock.

           (b)  Percent of Class:  5.2%
                ----------------



                               PAGE 3 OF 4 PAGES
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           (c)  (i)   sole power to vote or to direct the vote:
                      JHMLICO has sole power to vote or to direct the vote of 3,097,924 shares of Common Stock.

                (ii)  shared power to vote or to direct the vote:  -0-

                (iii) sole power to dispose or to direct the disposition of:
                      JHMLICO has sole power to dispose or to direct the disposition of the 3,097,924 shares of Common Stock.

                (iv)  shared power to dispose or to direct the disposition of:
                      -0-

Item 5     Ownership of Five Percent or Less of a Class:
           ---------------------------------------------
           Not applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
           ---------------------------------------------------------------
           See Item 4 above.

Item 7     Identification and Classification of the Subsidiary which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company:
           ------------------------------------------------------------
           See Items 3 and 4 above.

Item 8     Identification and Classification of Members of the Group:
           ---------------------------------------------------------
           Not applicable.

Item 9     Notice of Dissolution of a Group:
           --------------------------------
           Not applicable.

Item 10    Certification:
           -------------
           By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                   SIGNATURE
                                   ---------


      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                                      By: /s/ John T. Farady
                                         ---------------------------------------
                                      Name:   John T. Farady
                                           -------------------------------------
Dated:  January 27, 1995              Title:  Senior Vice President & Treasurer
       -----------------                    ------------------------------------




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